Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD FIRST QUARTER RESULTS
AND UPDATES 2017 EARNINGS GUIDANCE RANGE

Highlights

•	Net sales growth of 6% with base business net sales growth of 5% for Q1 2017, which is on top of 13% base business growth in Q1 2016

•	Operating income growth of 5% for Q1 2017, on top of an 89% increase in operating income in Q1 2016

•	Q1 2017 diluted EPS increased to $0.52 from $0.38 in Q1 2016, including a $0.12 favorable impact from new accounting pronouncement

•	Updated 2017 earnings guidance range to $4.12 - $4.32 per diluted share
______________________

COVINGTON, LA. (April 20, 2017) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the first quarter of 2017.
“Building on strong momentum from 2016, we are pleased with our solid start to 2017. As always, we are focused on enhancing execution, with our first quarter success being primarily attributable to delivering on our continuous improvements. It should be noted that we had an extremely challenging comparison, given the very mild weather in the first quarter of 2016, yet we were still able to realize record sales and operating profit,” said Manuel Perez de la Mesa, President and CEO.
Net sales for the first quarter of 2017 increased 6% to a record $546.4 million compared to $515.3 million in the first quarter of 2016. We realized base business sales growth of 5% for the period, despite an estimated 2% decline in first quarter sales related to customer early buy purchases. Overall, weather was not quite as beneficial in the first quarter of 2017 as it was in the same period last year, but better-than-normal weather for the 2017 period helped drive our sales growth.
Gross profit for the first quarter of 2017 increased 7% to a record $153.6 million from $143.0 million in the same period of 2016. Base business gross profit improved 6% over the first quarter of last year. Gross profit as a percentage of net sales (gross margin) increased just over 30 basis points to 28.1% compared to the first quarter of 2016. This increase is primarily due to changes in customer and product mix for the quarter, including the impact of the timing of customer early buy purchases, which generally contribute lower margins due to applicable discounts.
Selling and administrative expenses (operating expenses) increased approximately 8% to $122.6 million in the first quarter of 2017 compared to the first quarter of 2016, with base business operating expenses up 7% over the comparable 2016 period. The increase in operating expenses was primarily due to higher growth-driven labor and freight expenses, the timing of certain employee related expenses and the ramp up of support costs in anticipation of our peak selling season.
Operating income for the first quarter increased 5% to a record $31.0 million compared to the same period in 2016. Operating income as a percentage of net sales (operating margin) was 5.7% for both the first quarters of 2017 and 2016.

During the first quarter of 2017, we adopted Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting on a prospective basis. This adoption resulted in a tax benefit recorded in our provision for income taxes, a positive impact on our net income and our earnings per share and an increase of approximately 500,000 diluted weighted average shares outstanding used to calculate our earnings per diluted share. Net income attributable to Pool Corporation, including the tax benefit of $5.5 million from the impact of adopting ASU 2016-09, was $22.3 million in the first quarter of 2017 compared to $16.4 million for the first quarter of 2016. Earnings per share, including a favorable $0.12 per diluted share impact from the adoption of this accounting pronouncement, increased to a record $0.52 per diluted share for the three months ended March 31, 2017 versus $0.38 per diluted share for the same period in 2016.
On the balance sheet at March 31, 2017, total net receivables, including pledged receivables, increased 2% while inventory levels grew 9% compared to March 31, 2016. Total debt outstanding at March 31, 2017 was $490.2 million, a $39.8 million increase from total debt at March 31, 2016.
Cash used in operations was $32.4 million for the first three months of 2017 compared to $39.8 million for the first three months of 2016. The improvement in cash used in operations is primarily related to our net income growth and was positively impacted by the adoption of ASU 2016-09. Adjusted EBITDA (as defined in the addendum to this release) was $39.8 million and $36.7 million for the first quarters of 2017 and 2016, respectively.
“We are providing an updated 2017 earnings guidance range of $4.12 to $4.32 per diluted share, which reflects both an estimated benefit of $0.30 per diluted share from the new ASU and $0.02 from our first quarter operating results. We are off to a great start in 2017 and are excited for another year of growth and success,” said Perez de la Mesa.
For additional clarification, as discussed in our year-end earnings call, we originally expected the adoption impact of this new ASU to add $0.20 per diluted share to our previously reported earnings guidance range of $3.80 to $4.00 per diluted share. We have increased this estimate to $0.30, based on our updated forecast, which includes the actual benefit recognized in the first quarter and the impact of a higher share price than previously estimated.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of March 31, 2017, POOLCORP operated 344 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$546,441	$515,250
Cost of sales	392,820	372,227
Gross profit	153,621	143,023
Percent	28.1%	27.8%

Selling and administrative expenses	122,623	113,493
Operating income	30,998	29,530
Percent	5.7%	5.7%

Interest and other non-operating expenses, net	3,647	2,964
Income before income taxes and equity earnings	27,351	26,566
Provision for income taxes (1)	5,119	10,228
Equity earnings in unconsolidated investments, net	38	25
Net income	22,270	16,363
Net loss attributable to noncontrolling interest	11	8
Net income attributable to Pool Corporation	$22,281	$16,371

Earnings per share:
Basic	$0.54	$0.39
Diluted	$0.52	$0.38
Weighted average shares outstanding:
Basic	41,192	42,226
Diluted	42,877	43,317

Cash dividends declared per common share	$0.31	$0.26

(1)
Upon adoption of ASU 2016-09, we are required to recognize all excess tax benefits or deficiencies related to share-based compensation expense, as a component of our income tax provision on our Consolidated Statements of Income, rather than a component of stockholders’ equity on our Condensed Consolidated Balance Sheets. We adopted this guidance on a prospective basis, and as such, our prior year presentation has not changed.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2017	2016	$	%

Assets
Current assets:
Cash and cash equivalents	$13,409	$9,965	$3,444	35%
Receivables, net (1)	61,264	67,802	(6,538)	(10)
Receivables pledged under receivables facility	228,755	215,956	12,799	6
Product inventories, net (2)	647,884	595,393	52,491	9
Prepaid expenses and other current assets	15,740	13,022	2,718	21
Deferred income taxes (3)	—	5,536	(5,536)	(100)
Total current assets	967,052	907,674	59,378	7

Property and equipment, net	97,140	78,210	18,930	24
Goodwill	185,062	173,605	11,457	7
Other intangible assets, net	13,172	11,835	1,337	11
Equity interest investments	1,174	1,271	(97)	(8)
Other assets (3)	17,269	20,646	(3,377)	(16)
Total assets	$1,280,869	$1,193,241	$87,628	7%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$465,928	$438,705	$27,223	6%
Accrued expenses and other current liabilities (3)	48,982	49,370	(388)	(1)
Short-term borrowings and current portion of long-term debt and other long-term liabilities	9,775	5,996	3,779	63
Total current liabilities	524,685	494,071	30,614	6

Deferred income taxes (3)	29,234	29,267	(33)	—
Long-term debt, net	480,442	444,461	35,981	8
Other long-term liabilities	21,430	16,438	4,992	30
Total liabilities	1,055,791	984,237	71,554	7
Redeemable noncontrolling interest	2,424	2,769	(345)	(12)
Total stockholders’ equity	222,654	206,235	16,419	8
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,280,869	$1,193,241	$87,628	7%

(1)	The allowance for doubtful accounts was $4.2 million at March 31, 2017 and $4.3 million at March 31, 2016.

(2)	The inventory reserve was $7.3 million at March 31, 2017 and $8.3 million at March 31, 2016.

(3)
Upon adoption of ASU 2015-17, Balance Sheet Classification of Deferred Taxes, we were required to reclassify all of our deferred tax assets and liabilities as noncurrent on our Condensed Consolidated Balance Sheets. We adopted this guidance on a prospective basis, and as such, our prior year balances or classifications have not changed.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2017	2016	Change
Operating activities
Net income	$22,270	$16,363	$5,907
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	5,557	4,736	821
Amortization	365	339	26
Share-based compensation	3,003	2,280	723
Excess tax benefits from share-based compensation (1)	—	(2,780)	2,780
Equity earnings in unconsolidated investments, net	(38)	(25)	(13)
Other	1,847	2,334	(487)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(123,515)	(125,331)	1,816
Product inventories	(161,668)	(119,300)	(42,368)
Prepaid expenses and other assets	(2,617)	(2,477)	(140)
Accounts payable	234,581	189,915	44,666
Accrued expenses and other current liabilities	(12,209)	(5,807)	(6,402)
Net cash used in operating activities	(32,424)	(39,753)	7,329

Investing activities
Acquisition of businesses, net of cash acquired	—	(100)	100
Purchases of property and equipment, net of sale proceeds	(19,121)	(13,405)	(5,716)
Payments to fund credit agreement	—	(2,315)	2,315
Other investments, net	2	11	(9)
Net cash used in investing activities	(19,119)	(15,809)	(3,310)

Financing activities
Proceeds from revolving line of credit	213,189	286,845	(73,656)
Payments on revolving line of credit	(206,319)	(233,952)	27,633
Proceeds from asset-backed financing	55,000	65,000	(10,000)
Payments on asset-backed financing	(18,500)	—	(18,500)
Proceeds from short-term borrowings, long-term debt and other long-term liabilities	11,441	5,995	5,446
Payments on short-term borrowings, long-term debt and other long-term liabilities	(2,771)	(1,700)	(1,071)
Payments of deferred and contingent acquisition consideration	(199)	—	(199)
Excess tax benefits from share-based compensation (1)	—	2,780	(2,780)
Proceeds from stock issued under share-based compensation plans	6,149	4,934	1,215
Payments of cash dividends	(12,799)	(10,927)	(1,872)
Purchases of treasury stock	(2,725)	(65,860)	63,135
Net cash provided by financing activities	42,466	53,115	(10,649)
Effect of exchange rate changes on cash and cash equivalents	530	(825)	1,355
Change in cash and cash equivalents	(8,547)	(3,272)	(5,275)
Cash and cash equivalents at beginning of period	21,956	13,237	8,719
Cash and cash equivalents at end of period	$13,409	$9,965	$3,444

(1)
Upon adoption of ASU 2016-09, the excess tax benefit from share-based compensation is no longer reclassified out of operating income tax cash flows to be reported as financing activity. We adopted this guidance on a prospective basis, and as such, our prior year presentation has not changed.

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2017	2016	2017	2016	2017	2016
Net sales	$538,284	$514,124	$8,157	$1,126	$546,441	$515,250

Gross profit	151,095	142,776	2,526	247	153,621	143,023
Gross margin	28.1%	27.8%	31.0%	21.9%	28.1%	27.8%

Operating expenses	120,684	113,146	1,939	347	122,623	113,493
Expenses as a % of net sales	22.4%	22.0%	23.8%	30.8%	22.4%	22.0%

Operating income (loss)	30,411	29,630	587	(100)	30,998	29,530
Operating margin	5.6%	5.8%	7.2%	(8.9)%	5.7%	5.7%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Metro Irrigation Supply Company Ltd.	April 2016	8	January - March 2017
The Melton Corporation	November 2015	2	January 2017 and January 2016
Seaboard Industries, Inc.	October 2015	3	January 2017 and January 2016

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first three months of 2017.

December 31, 2016	344
Acquired locations	—
New location	1
Closed location	(1)
March 31, 2017	344

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2017	2016
Net income	$22,270	$16,363
Add:
Interest and other non-operating expenses (1)	3,647	2,964
Provision for income taxes	5,119	10,228
Share-based compensation	3,003	2,280
Equity earnings in unconsolidated investments	(38)	(25)
Depreciation	5,557	4,736
Amortization (2)	229	116
Adjusted EBITDA	$39,787	$36,662

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)	Excludes amortization of deferred financing costs of $136 and $223 for the three months ended March 31, 2017 and March 31, 2016, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2017	2016
Adjusted EBITDA	$39,787	$36,662
Add:
Interest and other non-operating expenses, net of interest income	(3,511)	(2,741)
Provision for income taxes	(5,119)	(10,228)
Excess tax benefits from share-based compensation	—	(2,780)
Other	1,847	2,334
Change in operating assets and liabilities	(65,428)	(63,000)
Net cash used in operating activities	$(32,424)	$(39,753)